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                                                                   EXHIBIT 10.15

Mr. Tracy Dolgin
Los Angeles, CA



This letter agreement (this "Agreement"), when executed by both you and Fox Sports Net, LLC hereinafter referred to as (the "Company"), will confirm the agreement between you and the Company relating to your employment by the Company. The terms of this Agreement will become effective February 1, 2000 and will then supersede any and all prior agreements, whether express or implied oral or written, between you and the Company (or its affiliated entities) relative to your employment with the Company (or its affiliated entities).

1. (a) The Company hereby employs you for a period of thirty-five months commencing February 1, 2000 and ending December 31, 2002.

     (b) One Hundred Eighty (180) days prior to the expiration of the Term, the parties will enter into good faith negotiations to agree upon the Terms of an extension of this Agreement. If the parties cannot mutually agree on the Terms of an extension, and Employee continues to render services to the Company after the end of the above Term, this Agreement shall be terminable at will by either party on 30 days notice. Amounts payable to Employee during such extended period shall be at the rate paid during the last regular payment period hereunder.

2. You shall perform such duties consistent with your position set forth in paragraph 3(a) as are assigned to you from time to time (and agree to take such trips at the Company's sole cost and expense both within and outside the United States as shall be determined to be desirable and reasonably necessary in the scope of your employment).

3. (a) You shall serve as President, Fox Sports Net reporting to the President of Fox Cable Group and to the Chairman and Chief Executive Officer of Fox Sports Television.

     (b) If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation.

4. You shall render your services in Los Angeles, California and at such places as the Company shall reasonably designate from time to time on a temporary basis.

5. You hereby accept such employment and agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

                                       1                      September 20, 2000
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6.   For your services hereunder, the Company will, during the term of your employment described in Paragraph 1.(a) hereof, on regular pay dates as then in effect under applicable Company policy, pay you at the rate of:

     (a) $787,500 per annum for the eleven month period from February 1, 2000 through December 31, 2000; and

     (b) $800,000 per annum for the twelve month period from January 1, 2001 through December 31, 2001; and

     (c) $830,000 per annum for the twelve month period from January 1, 2002 through December 31, 2002; and

     (d) Upon full execution of this Agreement, the Company shall pay you a one time signing bonus of $150,000.

     (e) If the Company pays any bonus and/or grants any stock options, you shall be eligible to participate in the Company's bonus and stock option programs in the same manner as other Presidents. The Company agrees that your Fiscal 2000 bonus shall be second only to the Chief Executive Officer of Fox/Liberty Networks, LLC (now known as Fox Sports Networks, LLC).

7. (a) You agree that during the term of your employment, you will have no interest, directly or indirectly, in any motion picture or television program producing, distributing or exhibiting business, or in any broadcasting, cable or film laboratory business or in any related business other than the Company and its affiliates, and you will perform no services for any person, firm or corporation engaged in any such business. The foregoing does not prohibit your ownership of less than one percent (1%) of the outstanding common stock of any company whose shares are publicly traded.

     (b) Enclosed is a copy of the News Corporation Limited Standard of Business Conduct Statement. You agree to abide by the provisions of this statement at all times during your employment by the Company.

8. You will not during the term of your employment and for a period of two years thereafter, directly or indirectly, induce or attempt to induce any managerial, sales or supervisory employee of the Company or its affiliates to render services to any other person, firm or corporation.

9. (a) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company's obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds

                                       2                      September 20, 2000
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of your services hereunder (including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties) which you may create in connection with and during the term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

     (b) Notwithstanding the provision of (a) above, creative activities unrelated to your duties, including any work product associated with the production of a movie for Fox Entertainment or Fox Television Group, are excluded from the provision of (a) above and may be pursued by you provided that such activities do not materially interfere with the full performance of your position. Furthermore, you understand and agree that the Company, for itself and its subsidiaries, successors and general assignees reserves the right of first refusal; during the term of your employment, on any property (which is developed during that time) for which the Company might reasonably be anticipated to have an interest. In the event that the Company is interested in the property but you and the Company are unable to reach a satisfactory purchase agreement within 20 business days after submission by you of any such property, such inability to successfully conclude negotiations with the prescribed time will be deemed a refusal and you shall be free to go elsewhere to sell said property provided that any subsequent sale is for terms more favorable to you than those the Company offered.

     (c) All memoranda, notes, records and other documents, excluding personal files and personal telephone rolodex, made or compiled by you, or made available to you during the term of this Agreement or subsequently during any at will employment period concerning the business of the Company or its affiliates shall be the Company's property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You understand and agree that in the course of employment with the Company, you may acquire confidential information and trade secrets concerning the Company's operations, its future plans and its method of doing business and the operations, future plans and method of doing business of Company's affiliates, including, by the way of example, but by no means limited to, highly proprietary information and data relaying to the Company's and its affiliates' customers, processes, production development, finances, contracts, agreements, marketing strategy, pricing, cost, and compensation (hereinafter collectively "Trade Secrets"), all of which information you understand and agree would be extremely damaging to

                                       3                      September 20, 2000
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the Company if disclosed to a competitor or made available to any other person or entity. As used herein, the term "competitor" includes, is not limited to, any corporation, firm or business engaged in a business similar to that of the Company or its subsidiary companies. You understand and agree that such information is divulged to you in confidence and you understand and agree that, at all time, you shall keep in confidence and not disclose or communicate Trade Secrets or an other secret and confidential information on your own behalf, or to or on behalf of any competitor or other person or entity, if such information is not otherwise publicly available, unless disclosure is made pursuant to written approval by the Company, or is required by law. In view of the nature of your employment and information and Trade Secrets which you may receive during the course of your employment, you likewise agree that the Company would be irreparably harmed by any violation of this Agreement and that, therefore, the Company shall be entitled to seek an injunction prohibiting you from any violation or threatened violation of this Agreement.

     (d) The Company shall have the right to use your name, approved biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

     (e) The covenants set forth above in this paragraph shall survive the termination of this Agreement.

10. You shall be eligible to participate in all employee benefit plans of the Company available to other comparable executives. During the Term, the Company shall pay to, or provide you the following additional amounts or rights:

     (b) In addition to the compensation set forth above you were granted options to purchase ordinary shares of The News Corporation Limited pursuant to the then-in-effect provisions of the News Corporation Share Option Plan (the "Plan"). All options shall be governed in accordance with the terms and conditions of the Plan provided that in no event shall anything contained herein affect your right to retain your currently held News Corporation options. Your employment hereunder shall count toward any required additional time for vesting purposes.

     (d) Through December 31, 2000 only, you will receive twenty round-trip tickets per annum for travel within the continental United States for personal use by you and your family members. Travel shall be arranged through Fox Travel Department using the most cost-efficient ticketing available.

     (e) Notwithstanding the provisions of Paragraph 12 of this Employment Agreement, if employment terminates at the expiration of the Agreement you will be entitled to severance pay in accordance

                                       4                      September 20, 2000
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with the Company's then current severance policy. The calculation of severance pay will be based on your original hire date at Fox Broadcasting Company.

     (f) The Company shall provide you a car allowance in the amount of $1,100 per month.

     (g)  Business travel shall be in accordance with Company policy.

11. The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement by you. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

12. In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that any contract, agreement or understanding between you and the Company with respect to severance or termination pay, notice of severance or termination, or pay in lieu of notice of severance or termination previously extended to you whether by way of contract, letter, or Company termination policy, is hereby rescinded. You further agree that if you continue in the employ of the Company after the end of this Agreement, your employment shall be at will and shall otherwise be in accordance with the provisions of such then existing Company policies as may then be in effect applicable to comparable employees of the Company.

13. This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.

                                       5                      September 20, 2000
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14.  This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

                                          Sincerely,



                                          By   /s/ Gloria Dickey
                                            ---------------------------------
                                            Gloria Dickey


                                              3/22/2000
                                          -----------------------------------
                                            Date


THE FOREGOING IS AGREED TO:


   /s/ Tracy Dolgin
----------------------------
Tracy Dolgin

   3/20/2000
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Date

                                       6                      September 20, 2000